(10)  (b)       Employment Agreement dated July 14, 1997 by and
                              between John C. Landon and Diagnon Corporation.

                                   EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 14th day of July, 1997, by and between DIAGNON CORPORATION, a Delaware Corporation, hereinafter referred to as "Diagnon" and Dr. John Landon, hereinafter referred to as "Dr. Landon".

      WHEREAS Dr. Landon is currently serving as President, Chief Executive Officer, a member of the Executive Committee and as a director of Diagnon and

      WHEREAS the Board of Directors of Diagnon recognized that Dr. Landon's contribution to the growth and success of Diagnon, has been substantial and

      WHEREAS Diagnon wishes to assure continued employment of Dr. Landon in these positions pursuant to the terms and conditions hereinafter set forth, and

      WHEREAS, these terms and conditions are satisfactory to Dr. Landon. NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. Diagnon hereby employs Dr. Landon as its President, Chief Executive Officer, a member of its Executive Committee and as director of Diagnon upon the terms and conditions herein after set forth. Dr. Landon will also serve as President and Chief Executive of its subsidiaries Enhanced Therapeutics, Inc. and BIOQUAL, Inc. As President and Chief Executive Officer, Dr. Landon shall be subject to the direction and control of the Board of Directors of Diagnon.

2. Compensation. For this services rendered under this Agreement Dr. Landon shall receive a base salary of $275,000 per year. The following incentive compensation is a part of their agreement:

      (a) A bonus determined by the Board of Directors based on a variety of criteria that are unspecified, may be made available after close of each Fiscal Year. This will be capped at $40,000, unless changed by the Compensation Committee.

      (b) A Split Dollar Whole Life Insurance policy for $1,000,000 will be carried for Dr. Landon with beneficiary designated by Dr. Landon.

      (c) An individual disability insurance policy will be carried for Dr. Landon, supplementing the group insurance disability.

      (d) Additional incentive compensation may be provided at the discretion of the Board of Directors and/or the Compensation Committee.

3. Conditions of Employment and Fringe Benefits. Dr. Landon shall be entitled to vacations, sick leave, and fringe benefits consistent with the policies of Diagnon, in addition to those fringe benefits to which Dr. Landon is entitled as President and Chief Executive Officer of BIOQUAL, Inc. and Enhanced Therapeutics, Inc., if any.

4. Terms of Employment. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement shall remain in effect for a five (5) year period. If there is a "change of control of Diagnon", the Agreement shall remain in effect for the remainder of the five (5) year period or an additional 2 1/2 years, whichever is greater. For the purpose of this Agreement a "change in control" shall be considered to occur whenever, as a result of a change in ownership of Diagnon stock, individuals who are currently members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors of Diagnon unless the election of individuals who are not currently directors has been approved in advance by at least two thirds of the current directors of Diagnon. This Agreement may be terminated prior to the end of its five year term under the following circumstances:
      (a) upon the death of Dr. Landon during the term of this agreement;
      (b) in the event that Dr. Landon incurs a disability which is an injury or a sickness which restricts his ability to perform the material and substantial duties as President and Chief Executive Officer and prevents him from working on a full-time basis on behalf of Diagnon for a period in excess of six consecutive months;
      (c) in the event that Diagnon and Dr. Landon mutually agree to the termination of employment;
      (d) in the event that Dr. Landon is discharged for cause. Dr. Landon will be considered to have been discharged for cause in the event (i) he is convicted of any offense punishable as a felony, (ii) he admits in writing to the commission of a crime against Diagnon or (iii) he engages in activities which compete with the business of Diagnon.
      (e) Dr. Landon may terminate his employment hereunder in the event of a failure by Diagnon to comply with any material provision of the Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by Dr. Landon to Diagnon's Board of Directors.

5. Notice of Termination. Any termination of Dr. Landon's employment by Diagnon or by Dr. Landon (other than termination due to the death of Dr. Landon) shall be communicated by written Notice of Termination to the other party hereto. For purposes o this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Dr. Landon's employment under the provision as indicated.

The date of termination shall be determined as follows;

      (a) if Dr. Landon's employment is terminated by his death, the date of this death;
      (b) if Dr. Landon's employment is terminated due to disability, the sixth month anniversary of the date Dr. Landon was first absent from work due to the disability, provided, that he has not returned to the performance of his duties on a full-time basis during such time; and
      (c) if Dr. landon's employment is terminated for any other reason, the date specified in the Notice of Termination.

      If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exist concerning the termination, the date of the termination shall have been deemed the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding and final arbitration award, or by final judgement, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

6. Compensation Upon Termination

      (a) If Dr. Landon's employment is terminated by his death, Diagnon shall pay to his estate the total compensation which otherwise would have been payable to Dr. Landon for the twelve month period following the date of his death. Payments to his estate shall be made bi-weekly.

      (b) If Dr. Landon is unable to perform his duties hereunder as a result of incapacity due to disability, he shall continue to receive his salary until his employment is terminated pursuant to Paragraph 5(b) above.

      (c) If Dr. Landon is terminated for cause, or if Diagnon and Dr. Landon mutually agree to terminate Dr. Landon's employment, the date stated in the Notice of Termination shall be the date employment is terminated and thereafter Diagnon shall have no further obligation to Dr. Landon under this Agreement.

7. Agreement Not To Compete. Dr. Landon agrees that during the term of this employment by Diagnon and or a period of three (3) years following termination of employment, so long as Diagnon has not breached this Agreement, he will not, directly or indirectly, engage in activities competitive with the activities of Diagnon, either as sole proprietor, partner, stockholder, officer, director, agent, consultant, independent contractor, or in any other capacity with the exception of government contract work in the scientific field in which Dr. Landon has been normally making a livelihood. In the event of breach of this Agreement Diagnon shall have the right to injunctive relief against such violation, as well as any other rights and remedies provided by law. In this connection Dr. Landon acknowledges that his services are unique and that monetary damages may not adequately compensate Diagnon for its losses resulting from violation of this agreement not to compete.

8. Confidential Information. Dr. landon shall keep confidential any trade secrets or other confidential information derived as a result of his services on behalf of Diagnon and, on termination of his employment, will turn over to Diagnon all document's relating to his employment by Diagnon and the business activities of Diagnon except those documents in which Dr. Landon has a proprietary interest (e.g., copies of professional papers, transcripts of speeches, etc.).

9. Notices. Any notices required to be given pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the parties at the following addresses:

If to Diagnon delivered or addressed to:

      Diagnon Corporation
      9600 Medical Center Drive
      Rockville, Maryland  20850

With a copy delivered or addressed to:
      Mr. Kevin O'Neill
      9600 Medical Center Drive
      Rockville, Maryland  20850

                                            4
If to Dr. Landon, addressed to:
      Dr. John C. Landon
      8213 Raymond Lane
      Potomac, Maryland  20854

With a copy to:
      Mr. Andrew Mishkin
      1350 I Street, N.W., Suite 700
      Washington, D.C.  20005

10. Arbitration. Any controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the Arbitration(s) may be entered in any Court having jurisdiction thereof.

11. Renewal. At the option of Diagnon, the employment of Dr. Landon may be renewed from year to year under such terms and conditions as are mutually agreed to by Diagnon and Dr. Landon. Diagnon shall require any successor to all or substantially all of the business and/or assets of Diagnon expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Diagnon would be required to perform if not such succession had been taken.

This agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns.


IN WITNESS WHEREOF the undersigned have executed this Agreement as of this day 14th of July, 1998.


ATTEST                                    DIAGNON CORPORATION


/s/ Michael P. O'Flaherty           BY:  /s/ Charles F. Gauvin
____________________________            ____________________________

/s/ Michael P. O'Flaherty           BY:  /s/ Charles C. Francisco
____________________________            ____________________________

/s/ Michael P. O'Flaherty           BY:  /s/ J. Thomas August
____________________________            ____________________________

                                    BY:
____________________________            ____________________________


WITNESS

/s/ Michael P. O'Flaherty                /s/ John C. Landon
____________________________            ____________________________
                                           Dr. John C. Landon